AMENDMENT TO

DISTRIBUTION AGREEMENT

BETWEEN

ASSETMARK FUNDS

AND

ASSETMARK CAPITAL CORPORATION

This Amendment (the “Amendment”) is entered into as of the 15th day of May 2007, by and between AssetMark Funds, a Delaware statutory trust (the “Trust”), and AssetMark Capital Corporation, a California corporation (the “Distributor”).

The parties hereby amend the Distribution Agreement dated as of the 20th day of October, 2006 (the “Agreement”), as set forth below.  Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

1.           Effective immediately, Appendix A of the Agreement is replaced with Appendix A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first above written.

AssetMark Funds

/s/ Carrie E. Hansen
Name: Carrie E. Hansen
Title: SVP

AssetMark Capital Corporation

/s/ Ronald D. Cordes
Name: Ronald D. Cordes
Title: CEO

APPENDIX A

AssetMark Large Cap Value Fund

AssetMark Large Cap Growth Fund

AssetMark Small/Mid Cap Value Fund

AssetMark Small/Mid Cap Growth Fund

AssetMark International Equity Fund

AssetMark Real Estate Securities Fund

AssetMark Tax-Exempt Fixed Income Fund

AssetMark Core Plus Fixed Income Fund

AssetMark Fundamental Index™ Large Company Value Fund

AssetMark Fundamental Index™ Large Company Growth Fund

AssetMark Fundamental Index™ Small Company Value Fund

AssetMark Fundamental Index™ Small Company Growth Fund

AssetMark Fundamental Index™ International Equity Fund